Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 333-98995 and 333-106419) and Form S-8 (File Nos. 333-31223, 333-111034, and 333-106762) of Southwest Gas Corporation of our report dated March 11, 2004 relating to the financial statements which are incorporated by reference in this Form 10-K.

PricewaterhouseCoopers LLP

Los Angeles, California

March 11, 2004